Exhibit 99.1

Contacts:

Investors:	Media:
Anna Marie Dunlap	Robert Jaffe
SVP Investor Relations	Pondel Wilkinson, Inc.
Corinthian Colleges, Inc.	310-279-5969
714-424-2678

CORINTHIAN COLLEGES REPORTS

FISCAL 2009 FIRST QUARTER

Student Population up 11.3%

New Student Starts Up 7.3%

Santa Ana, CA, November 5, 2008 – Corinthian Colleges, Inc. (NASDAQ:COCO) reported financial results today for the first quarter ended September 30, 2008. The results exceeded our guidance for start growth, were at the high end of guidance for revenue, and were within the guidance range for diluted earnings per share.

“The first quarter marked our tenth consecutive quarter of start growth in continuing operations, primarily driven by our on-going initiatives to improve marketing and operational effectiveness,” said Jack D. Massimino, Corinthian’s chief executive officer. “Our end-of-quarter student population increased 11.3% over September 30 last year, and we believe continued growth will allow us to leverage fixed expenses and increase operating margins over time.”

“We believe we are in a good position to weather the current downturn in the economy,” Massimino continued. “Although difficult to quantify, current trends indicate that the weak economy has helped increase our marketing leads and start growth. In addition, we are in a strong financial position, with little debt and current credit line availability of approximately $200 million from leading financial institutions. While tight credit markets pose the greatest challenge, we expect to continue funding our internal student lending program through operating cash flow.”

Comparing the first quarter of fiscal 2009 with the same quarter of the prior year (Data is for continuing operations only, unless otherwise noted. More detail is provided in the “Discontinued operations” section below and in the table which accompanies this release.):

•	Net revenue was $289.6 million versus $244.5 million, up 18.4%.

•	Total student population at September 30, 2008 was 74,265 versus 66,719, an increase of 11.3%.

•	Total student starts were 30,075 versus 28,030, an increase of 7.3%.

•	Operating income was $10.1 million, compared with $6.5 million.

•	Income from continuing operations was $5.7 million, compared with $4.3 million. Net loss from discontinued operations was $220,000.

•	Diluted earnings per share were $0.07 versus $0.05. The diluted loss per share from discontinued operations was $0.01.

Q1 09 Financial Review

Discontinued operations – This item includes 12 divested campuses in Canada, which were sold in Q3 08; the WyoTech Boston campus, which was sold in Q4 08; WyoTech Oakland, for which the company is seeking a buyer; and the Everest campuses in Atlanta, Georgia and Everett and Lynwood, Washington, which have been taught out. In Q1 09, discontinued operations lost $220,000, net of taxes.

Educational services expenses were 61.1% of revenue in Q1 09 versus 59.2% in Q1 08. The increase was mainly the result of higher bad debt expense. Bad debt expense was 8.9% of revenue in Q1 09, in line with previous guidance of 8% – 9% and up from 6.3% in Q1 08.

Marketing and admissions expenses were 25.3% of revenue in Q1 09 versus 27.4% in Q1 08. Advertising costs declined as a percent of revenue, offset by increased admissions representative staffing.

General and administrative expenses were 10.1% of revenue in Q1 09 versus 10.7% in Q1 08.

Operating margin – As a result of the factors outlined above, our operating margin from continuing operations was 3.5% in Q1 09 versus 2.7% in Q1 08.

Cash, restricted cash and marketable securities totaled $29.4 million at September 30, 2008, compared with $32.0 million at June 30, 2008.

Cash flow from operations, including discontinued operations, was $27.7 million in Q1 09 versus ($1.0) million in Q1 08. The increase in cash flow is primarily due to a decrease in accounts receivables and an increase in net income.

Capital expenditures were $10.9 million in Q1 09 compared with $11.7 million in Q1 08.

Guidance

Please note that the following guidance pertains to continuing operations and excludes any one-time charges.

In the second quarter of fiscal 2009, we expect start growth of 10% – 12% compared with the second quarter of the prior year; revenue to range from $304 – $309 million; and diluted earnings per share to be approximately $0.14 – $0.16.

We expect start growth of 8% – 10% in fiscal 2009 compared with fiscal 2008, up from previous guidance of 7% – 9%. Guidance for fiscal 2009 revenue and diluted earnings per share remain unchanged. We expect revenue to range from $1.21 – $1.25 billion, and diluted earnings per share to range from $0.58 – $0.63.

Conference Call Today

We will host a conference call today at 12:00 p.m. Eastern Time (9:00 a.m. Pacific Time), for the purpose of discussing first quarter results. The call will be open to all interested investors through a live audio web cast at www.cci.edu (Investor Relations/Webcasts & Presentations) and www.earnings.com. The call will be archived on www.cci.edu after the call. A telephonic playback of the conference call will also be available through 5:00 p.m. ET, Wednesday, November 12, 2008. To hear the replay, dial (888) 286-8010 (domestic) or (617) 801-6888 (international) and enter passcode 72730693.

About Corinthian Colleges, Inc.

Corinthian Colleges, Inc. is one of the largest post-secondary education companies in North America. The Company’s mission is to prepare students for careers in demand or for advancement in their chosen field. Corinthian offers diploma programs and associate’s, bachelor’s, and master’s degrees in a variety of high-demand occupational areas, including healthcare, business, criminal justice, transportation technology and maintenance, construction trades and information technology. More information can be found on Corinthian’s website at www.cci.edu.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The Company intends that all such statements be subject to the “safe-harbor” provisions of that Act. Such statements include, but are not limited to, those pertaining to our expectations regarding (i) higher enrollment allowing us to leverage fixed expenses and further expand margins; (ii) the impact of a recessionary economy; (iii) our ability to fund our internal student loan program with cash from operations; and (iv) the statements included under the heading “Guidance” above. Many factors may cause the company’s actual results to differ materially from those discussed in any such forward-looking statements or elsewhere, including risks associated with variability in the expense and effectiveness of the company’s advertising and promotional efforts; the uncertain future impact of the company’s new student information system; increased competition; the company’s effectiveness in its regulatory compliance efforts; the outcome of the ongoing OIG/DOE investigation; the outcome of pending litigation against the company; the outcome of ongoing reviews and inquiries by accrediting, state and federal agencies; potential higher bad debt expense or reduced revenue associated with requesting students to pay more of their educational expenses while in school; the potential inability or failure of the Company to employ underwriting guidelines that will limit the risk of higher student loan defaults and higher bad debt expense; general market conditions (including credit and labor market conditions); and other risks and uncertainties described in the Company’s filings with the U.S. Securities and Exchange Commission. The historical results achieved by the Company are not necessarily indicative of its future prospects. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Corinthian Colleges, Inc.

(In thousands, except per share data)

Consolidated Statements of Operations
	For the three months ended September 30,
	2008	2007
	(Unaudited)	(Unaudited)
Net revenues	$289,581	$244,467
Operating expenses:
Educational services	176,835	144,604
General and administrative	29,338	26,221
Marketing and admissions	73,340	67,104

Total operating expenses	279,513	237,929

Income from operations	10,068	6,538

Interest (income)	(449)	(848)
Interest expense	757	571
Other (income) expense	203	(646)

Income from continuing operations before provision for income taxes	9,557	7,461
Provision for income taxes	3,851	3,142

Income from continuing operations	$5,706	$4,319
(Loss) from discontinued operations, net of tax	(220)	(2,366)

Net income	5,486	1,953

Income per share - Basic:
Income from continuing operations	$0.07	$0.05
(Loss) from discontinued operations	(0.01)	(0.03)

Net income	$0.06	$0.02

Income per share - Diluted:
Income from continuing operations	$0.07	$0.05
(Loss) from discontinued operations	(0.01)	(0.03)

Net income	$0.06	$0.02

Weighted average number of common shares outstanding:
Basic	85,399	84,629
Diluted	86,779	85,868

Selected Consolidated Balance Sheet Data
	September 30, 2008	June 30, 2008
	(Unaudited)
Cash, restricted cash, and marketable securities	$29,365	$32,004
Receivables, net (including long term notes receivable)	131,936	132,125
Current assets	210,175	225,472
Total assets	687,883	704,479
Current liabilities	131,784	133,645
Long-term debt and capital leases (including current portion)	54,262	77,608
Total liabilities	256,529	282,457
Total stockholders’ equity	$431,354	$422,022